UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2009

INTELLON CORPORATION

(Exact Name of Registrant as Specified in its charter)

Delaware	333-144520	59-2744155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5955 T.G. Lee Boulevard, Suite 600, Orlando, FL 32822

(Address of Principal Executive Offices) (Zip Code)

(407) 428-2800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2009, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Intellon Corporation (the “Company”) approved certain compensation related items for the Company’s principal executive officer, principal financial officer, and its other named executive officers as further described below, including: (i) the grant of non-qualified stock options and restricted stock units to each of the Company’s named executive officers; and (ii) the adoption of performance goals for 2009 under the Company’s Sales Incentive Plan, including goals for one of the Company’s named executive officers.

Equity Incentive Awards

The Compensation Committee approved the grant of non-qualified stock options and restricted stock units to each of the Company’s named executive officers pursuant to the terms of the Company’s 2007 Equity Incentive Plan as follows:

Name and Principal Position	Stock Options	Restricted Stock Units
Charles E. Harris Chief Executive Officer and Chairman of the Board	125,000	62,500

Rick E. Furtney President and Chief Operating Officer	77,500	38,750

Brian T. McGee Senior Vice President and Chief Financial Officer	60,000	30,000

William E. Earnshaw Senior Vice President—Engineering and Operations	40,000	20,000

William P. Casby Vice President—Sales	40,000	20,000

The exercise price of each of the stock options described above is $2.10 per share, which is equal to the closing sales price for the Company’s common stock as quoted on the NASDAQ Global Market on the date of grant, and each of these options has a 10-year contractual exercise term. Each restricted stock unit described above is the equivalent of one share of the Company’s common stock. The vesting period for each of these stock options and restricted stock units commences on February 28, 2009, the last day of the calendar month in which the date of grant occurred. Twenty-five percent (25%) of the shares subject to each of these options and restricted stock units will vest at the end of the twelve (12) month period following February 28, 2009; and the remainder of the shares will then vest quarterly at the end of each three (3) calendar month period thereafter over the succeeding three (3) years; provided however that the vesting of each of the stock options described above is subject to a requirement that the respective recipient execute the current form of the Company’s employee agreement, which governs, among other matters, the protection of Company intellectual property and confidential information (the “Employee Agreement”). If the respective recipient has not executed the Employee Agreement within ninety (90) days following the date of grant, then the respective stock options will terminate.

Other terms of the awards are as described in the form of Notice of Grant of Stock Option and the form of Notice of Grant of Restricted Stock Units filed as Exhibits 10.1 and 10.2 to this report, respectively. Exhibits 10.1 and 10.2 are incorporated herein by reference and constitute a part of this report.

Sales Incentive Plan. On February 26, 2009, the Compensation Committee also approved the 2009 performance goals under the Company’s Sales Incentive Plan, including the goals for Mr. Casby. For 2009, the at-plan award target for Mr. Casby under the Sales Incentive Plan is unchanged from 2008 and is equal to $80,000, or approximately 40% of his 2009 base salary, representing the sum of (i) $60,000 for the achievement of quarterly revenue goals, with decreasing or increasing payouts for performance below or above plan, plus (ii) an aggregate bonus of $20,000, for the achievement of a specified revenue goal each quarter.

The Company will provide more detailed disclosure regarding the executive compensation matters described in this report in the Compensation Discussion and Analysis section of Company’s annual proxy statement for the required period.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1	Form of Notice of Grant of Stock Option under 2007 Equity Incentive Plan

10.2	Form of Notice of Grant of Restricted Stock Units under 2007 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLON CORPORATION

By:	/s/ Brian T. McGee
Name:	Brian T. McGee
Title:	Senior Vice President and Chief Financial Officer

Date: March 3, 2009